FORM 5

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

(  ) Form 3 Holdings Reported

(  ) Form 4 Transactions Reported


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the
                    Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Peyton H. Owen
    c/o Jones Lang LaSalle Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

    1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
( ) DIRECTOR
( ) 10% OWNER
(X) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)
     Officer of Subsidiary
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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
     Common Stock
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2.  Transaction Date (Month/Day/Year)
     3/1/99
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3.  Transaction Code (Instr.8)
     J, see footnote (1) to this form
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
     661 Shares, A, $32.79
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5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)
     32,429 Shares
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
     D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II

Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)
     Option to purchase Shares of Common Stock
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2.  Conversion or Exercise Price of Derivative Security

     $33.50
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3.  Transaction Date (Month/Day/Year)

     1/20/99
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4.  Transaction Code (Instr. 8)

     A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     Option with respect to 4,000 Shares of Common Stock, A
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable - Vests and becomes exercisable with respect to one-third of the shares on each of the first three anniversaries of the date of grant.
     Expiration Date - 1/20/06
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

     Common Stock, 4,000 Shares
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8.  Price of Derivative Security (Instr. 5)

     N.A.
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

     Options with respect to 17,500 Shares of Common Stock
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

     D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:









/s/ Fritz E. Freidinger as Attorney-in-Fact        February 14, 2000
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**SIGNATURE OF REPORTING PERSON                           Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).